EXHIBIT 99.1

PRESS RELEASE

Santa Lucia Bancorp Reports Q3 2010 Financial Results

ATASCADERO, Calif., November 15, 2010 Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board: SLBA.OB), the parent company of Santa Lucia Bank (the “Bank”), today reported a net loss of $4.6 million compared to earnings of $145 thousand for the second quarter of 2010, a net loss of $9.1 million for the first quarter of 2010 and net income of $143 thousand in the third quarter a year ago. For the first nine months of 2010, the Company reported a net loss of $13.6 million compared to net income of $611 thousand for the same period in 2009. The net loss for the third quarter of 2010 was primarily attributable to a $4.7 million provision for loan losses, recorded in conjunction with $2.7 million of quarterly net charge-offs. Provision for loan losses was $13.4 million for the nine months ended September 30, 2010 compared to $750 thousand in the same period for 2009. The Allowance for Loan and Lease Losses (the “ALLL”) was $9.7 million, $3.4 million and $2.5 million at September 30, 2010, December 31, 2009 and September 30, 2009, respectively. As a percent of total gross loans, the ALLL was 4.95%, 1.67% and 1.22% at September 30, 2010, December 31, 2009 and September 30, 2009, respectively.

The net loss applicable to common shareholders was $4.7 million or $2.33 per diluted common share and earnings of $83 thousand or $0.04 per diluted common share for the quarters ended September 30, 2010 and 2009, respectively. For the nine months ended September 30, 2010 the net loss applicable to common shareholders was $13.7 million or $6.86 per common diluted share compared to net income of $450 thousand or $0.22 per common diluted share for the same period in 2009. Income (loss) applicable to common shareholders is calculated by subtracting dividends accrued and discount accreted on preferred stock from net income (loss).

According to John C. Hansen, President and Chief Executive Officer, “As our local and state economy continue to exhibit financial stress, the Bank and our customers are not immune to the unpleasant impact. Due to negative factors associated with the local economy and real estate market, the amount of non-performing loans has expanded substantially. Our negative earnings are reflective of our actions to increase our reserve for potential losses in the loan portfolio as the result of further identification of problem credits. The Bank has implemented additional actions that include but are not limited to pro-actively identifying credit weaknesses earlier in the collection cycle, increasing the oversight frequency of identified credits and devoting additional internal resources to monitoring credits with inherent weakness.” He added, “We are addressing this situation head-on and our commitment includes having made changes at the executive level of the Bank in the recent quarter. All of these initiatives are well under way and will allow us to more effectively resolve the issues.”

Mr. Hansen noted, “In addition to the internal efforts expended to identify problem credits, late in the third quarter of 2010 the Bank contracted with a highly skilled and regarded independent third party to review a significant portion of the loan portfolio. The primary focus and scope was to determine if the Bank was properly identifying problem credits since this had been a deficiency identified earlier this year. With approximately 73% of the total loan balances outstanding reviewed within the scope of the external audit, the preliminary results confirmed Management’s appropriate identification of risk grades with the exception of one credit.” He added, “The identification of problem credits is the beginning of the eventual resolution of these weak credits. We’ve made a significant amount of progress in this regard as is evidenced by our increased recognition of non-performing credits and the provision to loan loss that goes hand in hand with this process. We will remain vigilant in this process. “

Mr. Hansen went on to say, “We are extremely pleased to note that our deposits have increased by almost $8.4 million or 3.51% over that reported at December 31, 2009. Of that increase, about $7.9 million or 3.31% was in core deposits. The liquidity ratio of 23.2% remains strong at September 30, 2010, compared to 20.1% at June 30, 2010, and 20.6% at September 30, 2009.” He added, “Our customer base continues to be very loyal and reflective of the relationship building that has been a part of our culture for decades.”

Compared to the prior year, total assets increased 1.16% to $268.1 million; however, total gross loans decreased $5.2 million or 2.56% to $197.7 million. At September 30, 2010, the Bank is considered “adequately capitalized” in accordance with regulatory guidelines.  The Bank is considering alternatives to enhance its capital ratios, including strategies to reduce total assets, initiatives to improve core operating earnings, and strategies to raise additional capital.

The Federal Reserve Bank of San Francisco (FRB) recently completed its regularly scheduled examination of the bank.   Based on discussions with the FRB following the examination, we presently expect to formally agree with the FRB to take certain steps to further strengthen the Bank, such as reducing the level of classified assets, increasing capital levels, and addressing other criticisms from the examination. We already are developing strategies and taking actions to address such issues.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp (the “Company”), headquartered in Atascadero, California is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 25 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current economic downturn and turmoil in financial markets and the response of federal and state regulators thereto; the imposition of limitations on our operations by bank regulators as a result of examinations of our condition; the effect of changing regional and national economic conditions; significant changes in interest rates and prepayment speeds; credit risks of lending and investment activities; changes in federal and state banking laws or regulations; competitive pressure in the banking industry; changes in governmental fiscal or monetary policies; uncertainty regarding the economic outlook resulting from the continuing war on terrorism, as well as actions taken or to be taken by the U.S. or other governments as a result of further acts or threats of terrorism; and other factors discussed in Item 1A. Risk Factors of the company’s 2009 Annual Report as filed on Form 10-K and the Company’s 10Q/A for the quarter ended June 30, 2010, filed with the SEC on September 13, 2010.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

Santa Lucia Bancorp

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios) Unaudited			(in thousands, except share data and ratios) Unaudited
	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2010	2009	Change	2010	2009	Change
Summary of Operations:
Interest Income	$3,054	$3,465	-11.86%	$9,601	$10,500	-8.56%
Interest Expense	558	751	-25.70%	1,850	2,310	-19.91%
Net Interest Income	2,496	2,714	-8.03%	7,751	8,190	-5.36%
Provision for Loan Loss	4,700	400	1075.00%	13,448	750	1693.07%

Net Interest Income After Provision for Loan Losses	(2,204)	2,314	-195.25%	(5,697)	7,440	-176.57%
Noninterest Income	228	255	-10.59%	913	820	11.34%
Noninterest Expense	2,641	2,367	11.58%	7,969	7,344	8.51%

Income Before Income Taxes	(4,617)	202	-2385.64%	(12,753)	916	-1492.25%
Income Taxes	—	59	-100.00%	807	305	164.59%

Net Income	$(4,617)	$143	-3328.67%	$(13,560)	$611	-2317.98%
Dividends on Preferred Stock	$60	$60	0.00%	$180	$161	11.80%

Net (Loss)/Earnings Applicable to Common Shareholders	$(4,677)	$83	-5734.94%	$(13,740)	$450	-3153.33%

Cash Dividends Paid	$—	$—	0.00%	$—	$481	-100.00%

Per Common Share Data:
Earnings Per Common Share - Basic	$(2.33)	$0.04	-5617.87%	$(6.86)	$0.23	-3090.23%
Earnings Per Common Share - Diluted	$(2.33)	$0.04	-5761.55%	$(6.86)	$0.22	-3165.12%
Dividends Per Common Share	$—	$—	0.00%	$—	$0.25	-100.00%
Book Value Per Common Share				$2.84	$11.26	-74.79%

Common Outstanding Shares:
Average Basic Shares outstanding	2,003,131	1,961,514	2.12%	2,002,909	1,961,514	2.11%
Average Diluted shares outstanding	2,003,131	2,012,590	-0.47%	2,002,909	2,010,642	-0.38%

Statement of Financial Condition Summary:
Total Assets				$264,664	$265,101	-0.16%
Total Deposits				247,100	230,984	6.98%
Total Net Loans				185,916	199,760	-6.93%
Allowance for Loan Losses				9,715	2,477	292.21%
Total Shareholders’ Equity				9,565	25,648	-62.71%

Asset Quality:
Loan on Non-Accrual				$25,152	$3,026	731.20%
Loans Past Due >90 days and still accruing				$—	$—	0.00%
OREO				$1,653	$—	100.00%
Loans Past Due 30-89 days				$797	$4,121	-80.66%

Selected Ratios:
Return on Average Assets	-6.89%	0.21%		-6.71%	0.31%
Return on Average Equity	-132.74%	2.23%		-95.31%	3.17%
Net interest margin	4.08%	4.43%		4.19%	4.57%
Average Loans as a Percentage of Average Deposits	81.83%	86.05%		83.19%	88.67%
Allowance for Loan Losses to Total Loans				4.95%	1.22%

Tier I Capital to Average Assets - “Bank Only”				4.92%	10.75%
Tier I Capital to Risk-Weighted Assets - “Bank Only”				6.72%	13.09%
Total Capital to Risk-Weighted Assets - “Bank Only”				8.01%	14.36%